AssetMark Investment Services, Inc.
Davis Selected Advisers, L.P.
Amendment No. 1
to
Sub-Advisory Agreement

This Amendment No. 1 to Sub-Advisory Agreement (“Amendment”) is made as of this 1st day of July 2007, by and between AssetMark Investment Services, Inc. (“Assetmark”) and Davis Selected Advisers, L.P. (“Sub-Advisor”).  Capitalized terms not defined herein shall have the meaning assigned to them in the Agreement (defined below).

RECITALS~~:~~

WHEREAS, Assetmark and Sub-Advisor have entered into a Sub-Advisory Agreement dated July 7, 2006 (“Agreement”); and

WHEREAS, both Assetmark and Sub-Advisor mutually desire to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree amend the Agreement as follows:

1.           Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A of this Amendment.

2.           The investment advisory services that will be provided by Sub-Advisor [under the Agreement, as amended herein][after giving effect to this Amendment] will be at least identical to the services currently being provided by Sub-Advisor under the Agreement, and amending the Agreement will not result in any decrease or modification in the nature, quality or level of services that Sub-Advisor provides to the Fund and to AssetMark Investment Services, Inc.

3.           Except as expressly provided herein, nothing in this Amendment will be deemed to waive or modify any of the other provisions of the Agreement, and the parties hereto hereby reaffirm and ratify the provisions of the Agreement, which provisions may be enforced by and against the parties hereto and are deemed to be incorporated herein by reference.

4.           In the event of a conflict between the terms of this Amendment and the Agreement it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.

5.           This Amendment may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Amendment as of the date first written above.

ASSETMARK INVESTMENT SERVICES, INC.

By: ________________________

    __________________________
           Name

    __________________________
           Title

DAVIS SELECTED ADVISERS, L.P.

By: ________________________
           Kenneth Eich
           Chief Operating Officer

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN
ASSETMARK INVESTMENT SERVICES, INC.
AND
DAVIS SELECTED ADVISERS, L.P.

Effective July 1, 2007

ASSETMARK LARGE CAP VALUE FUND

FEE SCHEDULE

ASSETS	COMPENSATION

Up to $75 Million	40 Basis points
Over $75 Million	35 Basis points